EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No.4 to Form S-1 of our report dated March 11, 2022 relating to the consolidated financial statements of SOBR Safe, Inc. and Subsidiaries as of and for the years ended December 31, 2021 and 2020. Our report includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the registration statement.

/s/ Macias Gini O’Connell LLP

Irvine, California

April 20, 2022